Stock Tender Offer

Agreement to Terms of Election

1. Promptly after the expiration of the offer, Sonus shall return to me a final and completed "Amendment to Stock Option Agreements and Promise to Make Cash Payment" evidencing the amendment of the options I elect to amend and my right to receive a cash payment for the eligible options I elected to have amended.

2. If I cease to remain employed by Sonus or any of its subsidiaries after I elect to participate with respect to my eligible options but before Sonus accepts my amendment election, my eligible options will not be amended, and I will not become entitled to any cash payment.

3. Until the expiration date, I will have the right to change or withdraw my election with respect to my eligible options. However, after the expiration date, I will have no further right to change or withdraw my election with respect to my eligible options. If Sonus has not accepted my election by 5:00 p.m., Eastern Time, on Friday, October 5, 2007, I may withdraw my election at any time thereafter.

4. My election through the procedures described in Section 4 of the Offer to Amend and the instructions to the election form constitute my acceptance of all of the terms and conditions of the offer. Sonus's acceptance of my elections for amendment will constitute a binding agreement between Sonus and me upon the terms and subject to the conditions of the offer.

5. I am the registered holder of the eligible options tendered hereby, and my name, employee identification number and other information appearing in this election form are true and correct.

6. I am not required to participate in the offer. However, if I do not elect to participate with respect to my eligible options or if those options are not otherwise amended pursuant to the offer, then I am solely responsible for Section 409A taxes with respect to those eligible options, and Sonus will not reimburse me for any Section 409A taxes with respect to those eligible options.

7. Sonus will not give me tax advice with respect to the offer or specific to my individual circumstance and has advised me to consult with my own financial, legal and/or tax advisor regarding the federal, state and local tax consequences of participating or not participating in the offer.

8. Under certain circumstances set forth in the offer documents, Sonus may terminate or amend the offer and postpone its acceptance and amendment of the elections. In the event Sonus does not accept my election to participate with respect to eligible options, those options will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.

9. I understand that neither Sonus nor Sonus's Board of Directors is making any recommendation as to whether I should accept or refrain from accepting the offer to amend my eligible options, and that I must make my own decision whether to elect to participate in the offer, after taking into account my own personal circumstances and preferences. I understand that the amended options resulting from the amendment of my tendered eligible options may decline in value and may be "out of the money" when I decide to exercise those options. I further understand that past and current market prices of Sonus common stock may provide little or no basis for predicting what the market price of Sonus common stock will be when Sonus amends my tendered option or at any other time in the future.

10. I hereby acknowledge that I have read the documents related to the offer listed below:
    - Offer to Amend the Exercise Price of Certain Options
    - Election form
    - Instructions to election form

11. I hereby elect to participate in the offer with respect to my eligible options as previously identified in accordance with the Offer to Amend. I agree that the options identified are the eligible options I hold. I agree and understand that each of the eligible options that I have elected to participate in the offer will be amended by Sonus unless I submit a new, properly completed election form withdrawing my election prior to the expiration of the offer.

12. I understand that I must fully complete and submit the election form to Sonus via the offer website prior to the expiration of the offer.